SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 24, 2008
Date of report (Date of earliest event reported)
SurModics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street
Eden Prairie, Minnesota	55344

(Address of Principal Executive Offices)	(Zip Code)
(952) 829-2700
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On March 24, 2008, SurModics, Inc. (the “Company”) appointed Mark A. Lehman, age 48, as its Corporate Controller. In this role, Mr. Lehman will serve as the Company’s principal accounting officer. Mr. Lehman will report to Philip D. Ankeny, the Company’s Sr. Vice President and Chief Financial Officer.
     Prior to joining the Company, Mr. Lehman held the position of External Reporting Manager at Imation Corporation, a provider of removable data storage products. From September 1999 through June 2007, Mr. Lehman served in various roles of increasing responsibility for Telex Communications, Inc., a provider of audio and communication products and systems, including Corporate Controller (since 2003) and Director of Financial Reporting and Accounting Services (since 2001). In these roles, he was responsible for managing the overall accounting function, including the general ledger and global consolidation activities, accounts payable and cash management, fixed assets, payroll and external reporting. Mr. Lehman started his career with the accounting firm Lurie, Besikof, Lapidus & Company, LLP, and has over 25 years of private industry and public accounting experience. Mr. Lehman holds an MBA degree with a finance concentration and a BS degree in Accounting.
     The terms of Mr. Lehman’s appointment are governed by an employment letter between him and the Company dated February 29, 2008. The principal terms of the employment letter include a base salary of $145,000 per year and an annual cash bonus of up to 14% of his base salary. Subject to the approval of the Company’s Board of Directors, Mr. Lehman will be granted (i) a stock option to acquire 3,000 shares of the Company’s stock which will vest at 20% per year, beginning on the first anniversary of the date of grant, and (ii) 1,000 shares of restricted stock which will vest at 33% per year, beginning on the first anniversary of the date of grant. There is no arrangement or understanding pursuant to which Mr. Lehman was selected as the Company’s Corporate Controller. There are no related party transactions between the Company and Mr. Lehman reportable under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.
Date: March 28, 2008	/s/ Bryan K. Phillips
Bryan K. Phillips
Deputy General Counsel